INVESTMENT MANAGEMENT
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VOYA®

Exhibit (d)(1)(iv)

January 1, 2023

Todd Modic

Senior Vice President

Voya Investments, LLC

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258-2034

Re: Management Fee Rate for Voya Emerging Markets Index Portfolio

Dear Mr. Modic:

Pursuant to the Amended and Restated Investment Management Agreement, dated November 18, 2014, as amended and restated on May 1, 2015, between Voya Variable Portfolios, Inc. and Voya Investments, LLC (the "Agreement"), we hereby notify you of our intention to modify the annual management fee rate for Voya Emerging Markets Index Portfolio (the "Portfolio"), effective at the close of business on January 1, 2023, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending the Amended Schedule A of the Agreement. The Amended Schedule A, which indicates the annual management fee rate for the Portfolio, is attached hereto.

Please signify your acceptance to the modified breakpoints to the management fee rate for the aforementioned Portfolio by signing below where indicated.

Very sincerely,

By: /s/ Kimberly A. Anderson_____________

Name: Kimberly A. Anderson

Title: Senior Vice President

Voya Variable Portfolios, Inc.

ACCEPTED AND AGREED TO:

Voya Investments, LLC

By: /s/ Todd Modic__________________

Name: Todd Modic

Title: Senior Vice President, Duly Authorized

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between

VOYA VARIABLE PORTFOLIOS, INC.

and

VOYA INVESTMENTS, LLC

Series	Annual Management Fee
(as a percentage of average daily net assets)

Voya Emerging Markets Index	0.38% on all assets
Portfolio

Voya Global High Dividend Low	0.56% on first $500 million of assets;
0.53% on next $500 million of assets; and
Volatility Portfolio
0.51% thereafter

Voya Index Plus LargeCap	0.45% on all assets
Portfolio

Voya Index Plus MidCap Portfolio	0.50% on all assets

Voya Index Plus SmallCap	0.50% on all assets
Portfolio

0.48% on first $500 million of assets;
0.46% on next $500 million of assets;
Voya International Index Portfolio	0.44% on next $500 million of assets;
0.42% on next $500 million of assets;
and 0.40% thereafter

Voya Russell™ Large Cap	0.50% on first $500 million of assets;
0.48% on next $500 million of assets; and
Growth Index Portfolio
0.46% thereafter

Voya Russell™ Large Cap Index	0.35% on first $1 billion of assets;
0.33% on next $1 billion of assets; and
Portfolio
0.31% thereafter

A-1

Series	Annual Management Fee
(as a percentage of average daily net assets)

Voya Russell™ Large Cap Value	0.50% on first $250 million of assets;
0.40% on next $250 million of assets; and
Index Portfolio
0.35% thereafter

Voya Russell™ Mid Cap Growth	0.50% on first $500 million of assets;
0.48% on next $500 million of assets; and
Index Portfolio
0.46% thereafter

Voya Russell™ Mid Cap Index	0.41% on first $2 billion of assets;
0.34% on next $2 billion of assets; and
Portfolio
0.28% thereafter

Voya Russell™ Small Cap Index	0.43% on first $1 billion of assets;
0.41% on next $1 billion of assets; and
Portfolio
0.39% thereafter

Voya Small Company Portfolio	0.75% on all assets

0.39% on first $500 million of assets;
0.37% on next $500 million of assets;
Voya U.S. Bond Index Portfolio	0.35% on next $1 billion of assets;
0.33% on next $2 billion of assets;

0.31% on next $2 billion of assets; and
0.29% thereafter

Effective Date: January 1, 2023, to modify the annual management fee rate for Voya Emerging Markets Index Portfolio.

A-2